Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252
PMC Commercial Trust Announces First Quarter Results
PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	May 12, 2006
PMC Commercial Trust (AMEX: PCC) announced first quarter results today. Income from continuing operations increased to $3,224,000 ($0.30 per share) during the three months ended March 31, 2006 from $3,151,000 ($0.29 per share) during the three months ended March 31, 2005. For the three months ended March 31, 2006, net income was $5,041,000, or $0.47 per share, compared to $4,116,000, or $0.38 per share, for the three months ended March 31, 2005. The primary reason for the increase in our net income during the three months ended March 31, 2006 was net gains on sales of real estate of $1,877,000.
Revenues increased by $1.0 million from $6.3 million during the three months ended March 31, 2005 to $7.3 million during the three months ended March 31, 2006. The increase resulted from increased interest income (approximately $1.2 million) due primarily to increases in variable interest rates (both prime and LIBOR) and hotel property revenues (approximately $400,000) resulting from the operations of our three properties held for use which commenced in mid January 2006. These increases were partially offset by a reduction in lease income and income from retained interests in transferred assets of approximately $500,000.
Expenses increased by $1.1 million from $2.9 million during the first quarter of 2005 to $4.0 million during the first quarter of 2006. This increase was due primarily to increased interest expense of approximately $400,000 resulting from increases in variable interest rates (both prime and LIBOR), a provision for loss on rent and related receivables of $300,000 and approximately $400,000 of hotel property expenses resulting from the operations of our three properties held for use that commenced in mid January 2006.
Dr. Andrew S. Rosemore, Chairman of the Board, stated, “As I have discussed previously, our company has committed to the sale of the 32 hotel properties that were formerly either leased or owned by Arlington Hospitality, Inc. I’m pleased to report that as a result of our proactive sales effort, only seven of these properties remain. The sales proceeds which have been achieved are very encouraging.
“We anticipate the disposition of all but three of the hotel properties before the end of 2006. During 2006, we sold eight Amerihost properties resulting in net gains of approximately $1.9 million.
“The SBA recently notified us that our SBLC subsidiary is now approved as a national SBA 7(a) preferred lender. This designation is expected to have a positive impact on our SBA guaranteed loan originations due to the acceleration of our closing process. We are presently increasing our marketing effort to take advantage of this opportunity. The SBA guaranteed loan program provides us with a very attractive return resulting from the ability to sell the guaranteed portion of these loans at a premium.”

PMC COMMERCIAL TRUST — Page 2	Earnings Press Release	May 12, 2006
The following tables contain comparative selected financial data as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and 2005:
FINANCIAL POSITION INFORMATION
(In thousands)

	March 31,	December 31,	Increase
	2006	2005	(Decrease) %
Loans receivable, net	$157,498	$157,574	—
Retained interests in transferred assets	$60,571	$62,991	(4%)
Real estate investments	$12,948	$23,550	(45%)
Total assets	$247,356	$259,192	(5%)
Debt	$75,868	$87,615	(13%)
Total beneficiaries’ equity	$157,882	$157,017	1%
Shares outstanding	10,742	10,766	—

PMC COMMERCIAL TRUST — Page 3	Earnings Press Release	May 12, 2006
RESULTS OF OPERATIONS
 (In thousands, except per share information)

	Three Months Ended
	March 31,
	2006	2005	Incr (Decr) %
Income:
Interest income	$3,682	$2,487	48%
Lease income	58	299	(81%)
Income from retained interests in transferred assets	2,253	2,527	(11%)
Hotel revenues	434	—	N/A
Other income	874	957	(9%)

Total income	7,301	6,270	16%

Expenses:
Interest	1,460	1,032	41%
Depreciation	62	81	(23%)
Salaries and related benefits	1,060	1,055	—
General and administrative expenses	607	597	2%
Hotel property expenses	383	—	N/A
Realized losses on retained interests in transferred assets	48	21	129%
Provision for loss on rent and related receivables	300	—	N/A
Provision for loan losses, net	51	153	(67%)

Total expenses	3,971	2,939	35%

Income before income tax provision, minority interest and discontinued operations	3,330	3,331	(0%)

Income tax expense	(84)	(158)	(47%)
Minority interest (preferred stock dividend of subsidiary)	(22)	(22)	—

Income from continuing operations	3,224	3,151	2%

Discontinued operations	1,817	965	88%

Net income	$5,041	$4,116	22%

Basic weighted average shares outstanding	10,746	10,877

Basic and diluted earnings per share:
Income from continuing operations	$0.30	$0.29	3%
Discontinued operations	0.17	0.09	89%

Net income	$0.47	$0.38	24%

PMC COMMERCIAL TRUST — Page 4	Earnings Press Release	May 12, 2006
REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME
Taxable REIT income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to taxable REIT income:

	Three Months Ended
	March 31,
	2006	2005
	(In thousands)
Net income	$5,041	$4,116
Less: taxable REIT subsidiaries net income, net of tax	(178)	(229)
Add: book depreciation	71	437
Less: tax depreciation	(334)	(360)
Book/tax difference on property sales	350	(39)
Book/tax difference on lease income	—	(381)
Book/tax difference on retained interests in transferred assets, net	228	515
Impairment losses	43	—
Provision for loss on rent and related receivables	300	—
Book/tax difference on loans receivable	(889)	110
Other book/tax differences, net	5	(37)

REIT taxable income	$4,637	$4,132

Distributions declared	$3,223	$3,807

Common shares outstanding	10,746	10,877

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.